MariMed Inc.
Q1 2022 Earnings Conference Call
May 11, 2022

Presenters
Bob Fireman, CEO
Tim Shaw, COO
Jon Levine, CFO
Steve West, Vice President of Investor Relations

Q&A Participants
Aaron Grey - Alliance Global Partners
Tom Carroll - Stansberry Research
Andrew Semple - Echelon Capital Markets

Operator
Greetings. Welcome to MariMed First Quarter 2022 Earnings Conference Call. At this time, all participants are in a listen only mode. A question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star zero on your telephone keypad. Please note this conference is being recorded.

I will now turn the conference over to Steve West, Vice President of Investor Relations. Thank you. You may begin.

Steve West
Good morning, everyone, and welcome to the MariMed's first quarter 2022 conference call. Joining me today are Bob Fireman, our Chief Executive Officer; Jon Levine, our Chief Financial Officer; and Tim Shaw, our Chief Operating Officer. The call is being recorded and will be archived on our Investor Relations website at ir.marimedinc.com.

Today's call contains forward looking statements subject to various risks, uncertainties, and other factors that could cause actual results to differ materially from those forward looking statements. Any such information and statements should be taken in conjunction with cautionary statements in our press releases and risk factor discussions in our public filings found on EDGAR, as well as our investor relations website. Any forward looking statements reflect management's expectations as of today's date and we assume no obligation to update them other than as may be required by applicable securities laws.

Now, for your future scheduling purposes, our second quarter 2022 earnings release is tentatively scheduled to be issued after the market closes on August 9, 2022, and our subsequent analyst call will be held the morning of August 10, 2022.

I will now turn the call over to Bob.

Bob Fireman
Thank you, Steve, and good morning everyone. I am pleased to report another quarter of strong financial and operational results. Despite the horrific war in Ukraine, historic inflation, and a nation-wide slowdown of the cannabis sales from price depression and new competition, MariMed continues to report some of the best financial metrics in the industry. Our validated management team continues to perform with operational excellence and financial discipline generating sustainable revenue and earnings growth, a strong balance sheet, and positive free cash flow.

We continue to execute on our strategic growth plan. On April 28, we announced the closing of our acquisition of Kind Therapeutics USA, a Maryland vertically integrated cannabis business. The financials from this wholly-owned operation will now be included in our reported financials going forward.

We plan to expand capacity at our 180,000 square foot manufacturing plant in Hagerstown. In addition, we plan to open a dispensary in Annapolis. In accordance with Maryland regulations, we can expand to operate and own up to four dispensaries in the future. The Maryland Medical Cannabis program with more than 100 operating dispensaries has a robust and profitable wholesale business. Approval for adult use cannabis is on the November 2022 ballot and it is the expected to pass. We are extremely bullish on our growth prospects in this state.

I always like to highlight that unlike most MSOs MariMed continues to consolidate businesses we organically developed and manage. And Maryland is just another example of this. We built the current facilities to our specifications, we hired and train their staff, they utilize our proprietary systems and SOP's, and they produce and distribute our award winning brands. Accordingly, this acquisition was seamless and I am delighted to welcome the Kind Therapeutics staff into the MariMed family.

We continue to expand our footprint in Massachusetts. We announced the acquisition of an adult use cannabis dispensary from Green House Naturals in Beverly. We are also working to open a third dispensary by the end of this year. To increase revenue in Massachusetts market, we plan to add another 70,000 square feet of cultivation and production capacity in New Bedford, including a new GMP kitchen. Sales continued to do well in the expanding Massachusetts retail marketplace. Now, with over 215 adult use stores open.

Turning to Illinois, MariMed is well-positioned to grow revenue and earnings in this $2 billion market. On May 5, we announced the closing of the acquisition of a craft cannabis growing license. We are developing a 30,000 square foot cultivation of production facility in Mount Vernon, which we intend to have operational this year. At this facility, we will grow our award winning Nature's Heritage cannabis flowers and produce our branded concentrates and infused products. Once construction of our facility is complete, we will supply our four high performing dispensaries in Southern Illinois, which will increase our gross margins and profits. Just as

significant, we plan to introduce our award winning brands into the wholesale cannabis marketplace, which is on a path to have over 300 stores in the near future.

Our Betty's Eddies brand was a tough selling edible in Illinois when it was available through a licensing partnership until 2019. And its fans of the brand have continued to ask us to bring it back, which we now intend to do this fall. In addition, under Illinois regulations, we can extend and own up to 10 dispensaries in the state.

We are extremely excited about owning vertically integrated seed to sale operations in Maryland, Massachusetts, and Illinois. The growth of our revenue and earnings in these states has tremendous upside potential for MariMed.

MariMed fully intends to be active in M&A this year. Equity investments in the public cannabis companies has been replaced with death as many other cannabis stocks have lost almost 70% of their market valuation. We are holding our own. We are profitable, we have positive cash flow, a clean balance sheet, which we believe will allow MariMed to access capital as needed. That said, we continue to be financially disciplined in our approach and review of any opportunity. Any acquisition or merger must be strategic and accretive and support our mission, vision, and values as an organization.

We are pursuing new license applications in Connecticut, New Jersey, and soon New York. We are delighted with our recent lottery win for a provisional dispensary license in Ohio. We are actively exploring expansion opportunities into other strong cannabis markets. We continue our march to be a larger MSO, yet, we remain grounded on financial discipline. We will continue to be patient and prudent.

Turning to our branch. We launched Vibations' branded powdered energy drink mix in Massachusetts and Delaware. So far we experienced strong sell-through. The same is true for Bubby's Baked goods, which recently hit shelves in Maryland and Delaware. We are planning to distribute our branded products into more markets by acquiring production and distribution businesses or partnering with companies that share our commitment to quality and focus on the needs of our customers.

On our last call, we discussed the sales slowdown in December and January. We saw a pickup in February and March, and we are cautiously optimistic that these recent trends will continue. We cannot control macro forces, but we are confident we will continue to have success under the leadership of our experienced team and their commitment to drive profitable revenue growth.

We are not as flashy as some of our MSO peers, but as great operators, we work hard every day to execute on our defined plan. We continue to say what we will do and then we do it. Despite recent industry slowdown, we remain confident we will meet or exceed our full-year 2022 guidance. The fundamentals of MariMed remain strong. Looking ahead, we view 2022 as a foundational year, which should position us to accelerate revenue and EBITDA growth in 2023.

With that, I will now turn the call over to Tim for his operational update.

Tim Shaw
Thank you, Bob. While Bob gave us our first quarter highlights, I want to provide you with details from the quarter and the progress we are making on the strategic growth plan. Beginning with retail, we experienced 41% growth year-over-year, primarily due to dispensaries in Illinois and the addition of adult use sales in both Illinois and Massachusetts. We saw an increased traffic in both states, although the average ticket was down 6% versus last year.

Our Illinois dispensaries continue to do well, especially our Metropolis dispensary. Located in the fictional home of Superman, which continues putting up super sales results. Accordingly, we continue to strengthen our leading market position in Southern Illinois.

We are also working to improve our operations at our existing dispensaries. In Massachusetts, we recently launched a loyalty program to ensure we not only get our customers into our stores, but keep them there. Loyalty marketing is a proven methodology to keep consumers engaged and to increase excitement around premium products. This should complement the strong loyalty program we already have in Illinois.

In Illinois, we are exploring ways to improve transaction times, especially in our Metropolis facility where we open every day to long lines around the parking lot. It is too early to discuss further the details of these initiatives, but I wanted to give some examples to illustrate how we are proactively working to improve our customer experience at our retail stores.

Bob mentioned our many initiatives to go deeper in the states we're already operating. In terms of new dispensary openings, we have completed construction of our Beverly, Massachusetts dispensary and our awaiting approval of both the license transfer and the certificate of operation before sales commence. We are still targeting receipt of these approvals by September. Construction of our Annapolis dispensary in Maryland is also nearing completion, and we are still targeting our grand opening in July, which would complete our transition to full vertical operations in that state.

Moving on to our wholesale results, we grew wholesale revenues by 6%. Sales of our craft flower and branded products continue to increase and our products are now available in nearly 200 dispensaries across Massachusetts. Pricing pressure remains throughout Massachusetts, but we continue to maintain pricing better than average. We maintain our premium position on Nature's Heritage, recently voted one of the best quality flower brands in Massachusetts, which continues to sell at the top of the pricing spectrum. Pricing pressures are real as premium flower currently sells for about 3,800 a pound, which is down from about 4,200 last year.

Our recent product launches such as Bubby's Baked goods, Vibations energy drink, and even our existing Betty's Eddies also sell at a premium price and sales trends remained robust.

While we pride ourselves in offering, the highest quality products, we recently launched a value price vape pens under the in-house brand. We saw an opportunity to fill our customer needs while making a profit. In-house vape pens have been well received by our wholesale customers, as well as retail consumers as a higher quality alternative at an affordable price. We view in-house as a nice complement to our brand portfolio and pricing strategy. And today it makes up about 5% of our wholesale sales mix.

Looking ahead, we are on track with our production and manufacturing expansion initiatives. In New Bedford, Massachusetts, we still anticipate adding two additional grow rooms this year and will begin the expansion construction in the fourth quarter. In Illinois, we recently announced closing on the acquisition of our craft cultivation license, which will allow us to manufacture and distribute our entire brand portfolio of cannabis products.

Construction on the 30,000 square foot facility in Mount Vernon has begun. We are targeting completion of the kitchen in the third quarter and should begin selling Betty's Eddie's and other edibles in the fourth quarter through our dispensaries. We are targeting completion of the cultivation facility in the first half of 2023 at which time we can start wholesaling our products which will accelerate revenue and profit growth in Illinois and for the overall company.

In terms of new products, I continue to be excited about our recent launches and those coming later this year. During the quarter, we launched Vibations, High + Energy, an all-natural full spectrum energy powered drink mix in Massachusetts and more recently our consulting partner launched Vibations in Delaware. Bubby's Baked goods and Betty's Eddies have also been expanded into the Delaware market and sales are exceeding our expectations.

Looking ahead, we are making final tweaks to our THC infused ice cream, which we plan to launch this summer under the Betty's Eddies brand name and finally, under the in-house brand, we are expanding into pre-rolls to utilize some of our excess capacity and fill another customer void.

That concludes my operations review. I will now turn the call over to John for his financial results discussion.

Jon Levine
Thank you, Tim, and good morning, everyone. Last night, we reported first quarter 2022 results. We reported revenue of $31.3 million, which increased 27% year-over-year and was primarily driven by growth in retail and wholesale revenues. Our gross profit was $17 million, which increased 29% year-over-year, driven primarily by increased revenue in lower cost of goods. Gross margin for the quarter was 54.3%, which was 80 basis points higher than the 53.5% reported in the first quarter of last year.

Our adjusted EBITDA was $10.4 million, which increased 29% year-over-year and was driven primarily by higher revenue and strong cost controls. Adjusted EBITDA margin was 33.1% during the quarter, which improved 50 basis points year-over-year.

During the quarter, we continued strengthening our balance sheet. We ended the first quarter with $33.5 million in cash on hand compared to $29.7 million at the end of 2021. Additionally, our working capital improved to $20.1 million, an increase of 16% versus our working capital of $17.4 million at the end of 2021. Our ability to generate cash continues to be a strength as illustrated in our cash flow from operations of $8.5 million during the quarter versus cash from operations of $6.8 million in the first quarter last year.

As Bob discussed, we noted recent slowdown, but sales trends picked back up in March. And while we did close our Maryland acquisition a little earlier than targeted, we think it's prudent to maintain the 2022 full-year financial target we communicated in February. These targets include revenue of $145 million to $150 million, adjusted EBITDA of $47 million to $52 million, gross margin in-line with last year's gross margin of 54% to 55%, and CapEx of approximately $25 million.

That concludes my remarks. I will now turn the call back over to Bob.

Bob Fireman
Thank you, John. Before closing, I want to briefly comment on federal reform efforts for the cannabis industry and the impact on the equities market. We, as others, are disappointed with the lack of asset by the Senate to pass federal reform legislation for the cannabis industry. The lack of progress over the past few years has created a significant to deterrent for new capital needed for the industry to grow. The industry needs legislative reform, including capital markets to significantly lower capital costs, allow unrestricted institutional investments, and level the playing field with other industries.

With that said, we can only control our actions, which is delivering outstanding financial and operational fundamentals, and continuing to do what we say we will do. We find ourselves in a unique and enviable position. Most MSOs have taken on significant debt to fund operations and acquisitions. In typical MariMed fashion, we took the contra approach. We focused on our organically grown business to generate cash, to fund our growth plan, and paid off all our debt, but real estate bank loans. We continue to target companies with like-minded culture we can acquire on an accretive basis.

In a down market, our disciplined approach, suspending in acquisitions, combined with our clean balance sheet makes this a most exciting time to be an acquirer than I have seen in 10 years of cannabis experience. However, MariMed does not need to make a major acquisition to achieve significant growth. As represented in our most recent investor deck, the consolidation of our clients' businesses and the expansion of the assets allowed in the states we operate can potentially add up to $350 million of revenue.

MariMed's future is extremely bright and I look forward to updating you on our progress in the coming months. I would like to thank the MariMed team across the country for your hard work

and dedication to our company's mission to improve people's lives every day. You are truly what makes MariMed the great company it is today.

Operator, you may now open the lines for questions.

Operator
Thank you. If you would like to ask a question, please press star one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star two if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up the handset before pressing the star keys.

Our first question is from Aaron Grey with Alliance Global Partners. Please proceed.

Aaron Grey
Hi, good morning. Thanks for the questions and congratulations on the quarter. So, first question for me, just want to talk about Massachusetts. So, obviously we've all seen a good amount of pricing pressure. You guys had some as well, but sounds like on a relative basis you guys are doing well. Just wanted to talk about some of the initiatives for the loyalty program, is that a little bit on the defensive side just as you're seeing more of the competition come in, something that you want to implement? I know you mentioned it in other markets as well.

And then second, just with the Bedford facility, as you're looking to add the two additional grow rooms, just how you're -- how you're looking into that, just given the pricing pressure you're seeing in the market even which could continue as some operators bring cultivation online? So, just some of the thought process there. Thank you.

Tim Shaw
Thank Aaron. This is Tim. Appreciate your question. So, first with the loyalty program in Massachusetts. It's worked so well in our Illinois facilities that we're taking some best practices from our other dispensaries. It's helped our customers to stay in tune with the new products that we're launching and keeps them coming back to our facilities, both with being in the know and having some sort of discount for being part of the program.

And as far as our new growth, two grow rooms coming online. Our premium Nature's Heritage flower has still been seen as the best premium craft flower in the state. And we continue to sell out. So, we need more capacity. Our in-house brand just launched. We're excited to fill the void of a high quality premium value brand and we'll have both of those on shelves for all demographics.

Jon Levine
Aaron, this is Jon Levine. I'd like to just also add that the CapEx cost of adding, the two new grow rooms is just actually buying the lights. All the other costs have already been paid and ready and done in the previous years. So, this will be an easy lift for us.

Aaron Grey
Okay. Great. Thanks for that color and I always appreciate it. Second question for me. Bob you mentioned exciting time to be an acquirer for you guys. Obviously, kind of in a second mover advanced position if you will from some of the larger operators. So, just from that standpoint, just on a high level basis, are you starting to see some more rational asking prices for some of the potential targets that you'd have out there, obviously a number of assets, that would be for sale, a lot of people who are capital constrained? So, from your position, as one of the players who have excess capital, cleaner balance sheet, and ability to expand yourselves, what are you seeing from the valuation perspective? Thank you.

Bob Fireman
Thank you, Aaron. It's nice to -- we use the word rational and cannabis in the same sentence. I mean, as we know, we're a unique industry. However, we are seeing with the lack of equity available in the public sector, obviously with other MSOs already meeting the maximum limit of ownership of production and cultivation and dispensaries. The other people are now feeling how hard it is with price pressure to make money in this industry.

So, we are seeing some adjustments in people's expectations. We're seeing single owners of dispensaries that have built up $10 million, $15 million businesses, but with 280E and some of the challenges, they're not seeing to how to make money. They realized that the MSOs that paid a lot of money to be in different states that those efforts have slowed down and really are non-existent.

So, we see some humility in prices. We see some single operators that see that being part of a larger well-capitalized company like MariMed with our own brands and operations they could expand their own stuff and be part of something bigger and better. So, we are financially disciplined, and we're looking at the opportunities that are more accretive and better priced to look at.

Aaron Grey
Great. Sounds like a good position to be in. I'll go ahead and jump back into the queue.

Operator
Our next question is from Tom Carroll with Stansberry Research. Please proceed.

Tom Carroll
Hey guys, good morning. Two quick questions for me. First, I'd like you to comment if you could on the February and March demand you talked about coming back? Has that continued into April and May?

Tim Shaw
The February and March increases were a positive sign. The April was more of a flat, slightly down in some areas, but it seems that with 420 that has helped bring the April back to more of a flat.

Tom Carroll
Okay. And then secondly, I wonder if you could unpack your guidance a little bit more for us, and reconcile the closing of Kind earlier than expected, as well as keeping your guidance the same. I know you made some comments about it in your prepared remarks, but was this -- was some of that already included in your guidance or are there other pressures that you could comment on for us or is this just an abundance of conservatism?

Jon Levine
The guidance had -- sorry this is Jon. The guidance did include bringing Kind in, in the following quarter, but the - it was late in the second quarter. This will bring it in a little bit earlier. It will pick up a little bit, but with the market being as it is today with the cannabis sales being flat to not really going up, we're being conservative of keeping our guidance as it is.

Tom Carroll
Okay. And actually let me sneak one more in. So, CapEx for the rest of the year, you're doing 25 for the year, you did what 4 this quarter, 21 left, is that going to be about 7 million a quarter or would it be stacked up in one quarter?

Jon Levine
It's more towards the end of the year when we announced everything with our 10-K. We discussed how a lot of the operations would be increased at the third and fourth quarter period. So, you'll see more in the later part of the year.

Tom Carroll
Great. Thanks. That's all from me.

Operator
Our next question is from Andrew Semple with Echelon Capital Markets. Please proceed.

Andrew Semple
Hi there, good morning. First question for me, just wanted to ask on the wholesale business, which was up quarter-over-quarter, I think, despite the general seasonal softness we've seen in a number of states and the pricing pressures we had seen across most markets in Q1. Could you maybe expand on some of the key drivers behind the wholesale momentum you saw in the first quarter, whether pricing or volume? Was the largest driver behind that? And whether there were any new product launches in the first quarter that had any outsized impact?

Tim Shaw
Great. Thanks, Andrew. This is Tim Shaw. Yes, you hit the nail on the head. Wholesale had been able to increase in the first quarter as we launched Vibations, the powdered drink mix, which is going very well. Once again, our premium craft flower continues to sell out. In Massachusetts, there's more and more dispensaries coming online. We're up over 200 dispensaries in the state, and we are pretty close to full penetration.

So, we've been able to capitalize on the continued growth in Massachusetts with our wholesale sales being that all our products are highly sought after.

Andrew Semple
That's great color. Thank you. And then just on the recent announcement for a new vape launch. It's been a product category that MariMed has historically been a little bit light on relative to the proportion of industry sales that that category represents. Is vape a product where we can expect to see some more product developments and innovation from MariMed in the future? And you know, maybe just on the back of that with the more value orientated vape product, how will the margins on that's compared to the margins on your existing product portfolio?

Tim Shaw
Great question. And yes, the vape category is a very busy and loud space that we have in the past just dabbled in, and we are jumping two feet into today, both with the in-house brand, which is the value brand and will be a distillate rechargeable one-time use vape cart. The margins on that are great. And with the current climate of the economy today, we're filling a void for the value needs of the customer. And Nature's Heritage is going to carry the high-end premium soft carts and things from C1D1, our BHO is coming online this year. Once that comes online, we should see a very high increase in our sell-through for our vape products.

Andrew Semple
That's great. And if I could ask one more question if I may. Just on Maryland, which looks to be advancing towards a ballot vote on adult use legalization this November, has that vote or that potential vote, shifted your views or your plans at all for that state, including how much you may want to invest this year? Has that shifted CapEx priorities at all?

Jon Levine
Andrew, this is Jon Levine. Our Capex forecast was to include the addition of expanding the 180,000 square foot building to include additional grow and finishing our kitchen to become a full CGMP kitchen by the fourth quarter or -- sorry, by the end of the year and be able to expand our product line to higher dosed edibles. So, we are putting the CapEx in. It's part of our $25 million.

Bob Fireman
And Andrew, this is Bob. We're bullish on Maryland. The referendum is now told to be positive. We had hoped that the Senate would have passed in the last round, rules and regulations to make the program go faster. That didn't happen. But Maryland has a lot of great attributes like Massachusetts, the medical program is robust and very good and we expect the adult program to be there. And with the largest facility in the state, we're there to fill that need and increase our revenue and our earnings.

Andrew Semple

That's great color and thanks again for taking my questions and congrats again on your results.

Bob Fireman
Thank you.

Operator
There are no more questions in the queue. So, this will conclude today's conference. You may disconnect your lines at this time and thank you for your participation.